EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENETIX GROUP PLC,

ALPINE MERGER CORPORATION

AND

APPLIED IMAGING CORP.

Dated as of August 31, 2006

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page
8.8	Governing Law	44
8.9	Rules of Construction	44
8.10	Assignment	44
8.11	Waiver of Jury Trial	44

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 31, 2006, by and among Genetix Group plc (“Parent”), Alpine Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Applied Imaging Corp., a Delaware corporation (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the general corporation laws of the state of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement, subject to the exceptions provided herein.

D. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of

Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, located at 1900 University Avenue, 5th Floor, East Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time and subject to the obligations provided in Section 5.8, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, that Article I of such Certificate of Incorporation will be changed to read as follows: “The name of the corporation is Applied Imaging Corp.” At the Effective Time and subject to the obligations provided in Section 5.8, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their resignation or removal or their respective successors are duly appointed.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of the Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares, will be canceled and extinguished and automatically converted (subject to Section 1.6(g)) into the right to receive $3.06 in cash, without interest (the “Per Share Amount” and the sum of the Per Share Amounts, the “Merger Consideration”), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 1.9).

(b) [Reserved].

(c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Stock Options. At the Effective Time, no outstanding option to acquire shares of Company Common Stock (“Company Options”) will be assumed by Parent and such Company Options, to the extent unvested, will become fully vested and exercisable for an amount equal to the excess, if any, of the Per Share Amount over the exercise price for each share of Company Common Stock issuable upon the exercise of such Company Option, multiplied by the total number of shares of Company Common Stock issuable upon the exercise in full of such Company Option, in each case subject to withholding for applicable income, employment and other taxes. In the event that the exercise price per share of any Company Option is equal to or greater than the Per Share Amount, such Company Options shall be cancelled without consideration and have no further force or effect.

(f) Warrants. At the Effective Time, each issued and outstanding warrant to purchase shares of Company Common Stock will become exercisable for an amount equal to the excess, if any, of the Per Share Amount over the exercise price for each share of Company Common Stock issuable upon the exercise of such warrant, multiplied by the total number of shares of Company Common Stock issuable upon the exercise in full of such warrant, in each case subject to withholding for applicable income, employment and other taxes.

(g) Adjustments to Per Share Amount. The Per Share Amount shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7 Surrender of Certificates.

(a) Payment Agent. Parent shall select an institution to act as the payment agent, which shall be reasonably acceptable to the Company (the “Payment Agent”), for the Merger Consideration payable in connection with the Merger.

(b) Parent to Provide Cash. On or after the Effective Time, Parent shall make available to the Payment Agent for payment in accordance with this Article I, the Merger Consideration deliverable pursuant to Section 1.6(a) in exchange for the outstanding shares of Company Common Stock. Any cash deposited with the Payment Agent shall hereinafter be referred to as the “Payment Fund.” Any and all interest earned on the Payment Fund shall be paid to Parent.

(c) Exchange Procedures. As promptly as reasonably practicable after the Effective Time (but in no event later than three (3) business days following the date on which the Effective Time occurs), Parent shall cause the Payment Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal in form and content reasonably acceptable to Parent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Merger Consideration. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Payment Agent, the holder of record of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the portion of the Merger Consideration (after taking into account all Certificates and Book-Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to Section 1.6(a), and the Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates or Book-Entry Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the portion of the Merger Consideration for which such shares of Company Common Stock shall have been so converted.

(d) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Required Withholding. Each of the Payment Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Payment Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates six months after the date in which the Effective Time occurs shall, at the request of Parent or the Surviving Corporation, be delivered to the Surviving Corporation or Parent or otherwise according to the instruction of the Surviving Corporation or Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to Parent or the Surviving Corporation for the portion of the Merger Consideration payable pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.

1.8 No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

1.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights (the “Dissenting Shares”) available under Section 262 (“Section 262”) of Delaware Law shall not be converted into or be exchangeable for the right to receive the portion of the Merger Consideration for which such shares of Company Common Stock would otherwise have been entitled, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Section 262. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Common Stock shall thereupon be converted into and be exchangeable only for the right to receive, as of the Effective Time, the portion of the Merger Consideration to which such holder would have been entitled pursuant to this Article I for such shares of Company Common Stock. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law, and received by the

Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262, and (b) the opportunity to participate in, and after the Closing, direct all negotiations and proceedings with respect to demands for appraisal under Section 262. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands or approve any withdrawals of any such demands.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”) as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Exhibit 21.1 to the Company’s Post-Effective Amendment No.1 on Form S-1 to Form S-3 Registration Statement as filed with the SEC on August 15, 2005 includes all the Subsidiaries of the Company which are Significant Subsidiaries. All of the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21.1, owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (any, a “Lien” and collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests (other than restrictions imposed by applicable securities laws), except in each case as would not have a Material Adverse Effect on the Company.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Common Stock, par value $0.001 per share (“Company Common Stock”) and (ii) 6,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on August 17, 2006: (i) 5,588,593 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were issued and held by the Company in its treasury; and (iii) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. No shares of Company Common Stock or Preferred Stock are held by any Company Subsidiary. All of the outstanding shares of capital stock of Company are, and all shares of capital stock of Company which may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal.

(b) Stock Options. As of the close of business on August 17, 2006: (i) 961,341 shares of Company Common Stock were subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement are referred to in this Agreement as “Company Options”), and (ii) 175,000 shares of Company Common Stock were reserved for future issuance under the Company’s 2006 Employee Stock Purchase Plan (the “Company Purchase Plan”). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. All stock options (i) have been granted in accordance with the terms of the plan, (ii) have been granted with an exercise price at least equal to the fair market value of the common stock on the grant date and (iii) have a grant date represented for each option that is the date the option would be considered granted for tax, corporate law and under generally accepted accounting principles (that is, no option has been backdated).

(c) Warrants. As of the close of business on August 17, 2006, warrants exercisable for 464,585 shares of Common Stock are outstanding.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote (“Voting Debt”) is issued or outstanding as of the date hereof.

(e) Other Securities. Except as otherwise set forth in this Section 2.2, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock,

Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other material applicable Legal Requirements and (ii) all requirements set forth in applicable material Contracts. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Subject to the approval and adoption of this Agreement by the Company’s stockholders in accordance with Delaware Law (the “Company Stockholder Approval”), the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or to consummate transactions contemplated hereby, subject only to the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) Non–Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and subject to compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not be material.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, except for: (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) the filing of the Proxy Statement and a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act, and (C) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company and would not materially alter or delay any of the transactions contemplated by this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (A) through (B) are referred to herein as the “Necessary Consents.”

2.4 SEC Filings; Financial Statements; Controls.

(a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since December 31, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the “Company SEC Reports.” As of their respective dates (or if subsequently amended or supplemented also on the date of such amendment or supplement), the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring year-end adjustments which will not, individually or in the aggregate be material in amount and as may be permitted by the SEC on Forms 10-Q or 8-K under the Exchange Act); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2005 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet and through the date hereof, neither the Company nor any of its Subsidiaries has any obligations or liability (material or immaterial, fixed or contingent) except for (A) liabilities set forth, recognized or disclosed on the Company Balance Sheet or in the related notes thereto, (B) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices, and (C) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. All accounts receivable of the Company, whether reflected in the Company Financials or otherwise, are current and arose from valid transactions in the ordinary course of business and consistent with past practices and independent third parties and are subject to adequate reserves.

(c) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities.

2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet each of the Company and its Subsidiaries has conducted its respective business in all material respects only in the ordinary course of business consistent with past practices and in compliance with all applicable laws and regulations, and without limiting the foregoing, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination as such pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (iv) any material change by the Company in its accounting methods, principles or practices, except as required by GAAP, (v) any revaluation by the Company of any of its or its Subsidiaries’ material assets, (vi) any cancellation by the Company or any of its Subsidiaries of any debts or waiver of any claims or rights of material value, (vii) any sale, transfer or other disposition of any properties or assets by the Company or any of its Subsidiaries, except in the ordinary course of business, (viii) any fact, event, circumstance, damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect on the Company, or (ix) any written agreement (other than this Agreement or the agreements contemplated hereby) to take any action described in this Section 2.5.

2.6 Taxes.

(a) For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity.

(b) The Company and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements.

(c) No material deficiencies for any Taxes have been asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP).

(d) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e) No adjustment of Tax relating to any Tax Returns filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries have withheld with respect to its employees all United States federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(g) Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement. Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(h) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i) The Company has delivered to Parent a copy of the study (together with applicable work papers) conducted by PricewaterhouseCoopers LLP regarding the limitations, if any, imposed on the Company’s net operating losses as a result of an ownership change under Section 382 of the Internal Revenue Code (the “382 Study”). To the Company’s knowledge, all materials provided by the Company to PricewaterhouseCoopers for purposes of conducting the 382 Study were true, correct and complete in all material respects.

(j) None of the Company and its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

(k) None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m) None of the Company and its Subsidiaries (i) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(n) To the knowledge of Company, after due inquiry, neither the Company nor any of its Subsidiaries has any “excess loss account,” as defined in Treasury Regulations Section 1.1502-19, or any deferred gain or loss out of any “deferred intercompany transaction,” as defined in Treasury Regulations Section 1.1502-13.

2.7 Intellectual Property.

(a) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world (“Trademarks”), (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

(b) The products, services and operations of the Company and its Subsidiaries do not infringe or misappropriate the Intellectual Property of any third party; provided, however, that with respect to Patents and Trademarks, such representation is made to the knowledge of Company.

(c) The Company or one or more of its Subsidiaries owns, or has a valid right to use, all of the Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted; provided, however, that with respect to Patents and Trademarks, such representation is made to the knowledge of Company.

(d) There is no pending or, to the knowledge of the Company or its Subsidiaries, claim, suit, action or proceeding before any Governmental Entity alleging that activities of the Company or any of its Subsidiaries infringes upon the Intellectual Property of any third party or challenging the ownership, validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or such Subsidiary that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (other than trade secrets with respect to which the Company or such Subsidiary knowingly made a reasonable judgment to not keep such trade secrets confidential and other than Intellectual Property rights that the Company knowingly made a reasonable judgment not to seek to secure registration of applicable rights).

(f) To the knowledge of the Company, no third party is infringing any Intellectual Property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, and no claims, suits, actions or proceedings have been filed by the Company with any Governmental Entity with respect to such third party infringement that have not been resolved.

(g) The Company Disclosure Letter contains a complete and accurate list of all licenses or contracts to which the Company or its Subsidiaries is a party (1) with respect to Intellectual Property licensed to any third party by Company or its Subsidiaries, other than end user licenses that do not contain Intellectual Property licensing provisions substantially different from those in the form provided to Parent by Company prior to the date hereof, or (2) pursuant to which a third party has licensed any Intellectual Property to the Company or its Subsidiaries, excluding licenses for generally commercially available software with license fees of under $10,000 ((1) and (2) together, “Intellectual Property Contracts”). Company has provided to Parent true copies of all Intellectual Property Contracts.

(h) All Intellectual Property Contracts are in full force and effect. The Company and its Subsidiaries are not in material breach of any of the Intellectual Property Contracts, and, to Company’s and its Subsidiaries’ knowledge, no other party to any Intellectual Property Contract has materially failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any contracts or agreements to which the Company or its Subsidiaries is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other technology, (ii) Parent granting to any third party any right in any Intellectual Property, (iii) Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) Parent being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or its Subsidiaries prior to the Closing Date.

(i) “Intellectual Property Registrations” means all applications, registrations, ownership filings, and the like, filed in the name of Company or its Subsidiaries, evidencing, recording or perfecting any Intellectual Property. The Company Disclosure Letter contains a complete and accurate list of all Intellectual Property Registrations, any proceedings or actions before any court, tribunal (including any domain name registration authority and the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to such Intellectual Property Registrations, and any actions that must be taken within 150 days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions.

(j) Each Intellectual Property Registration is, to the knowledge of Company and its Subsidiaries, valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with the Intellectual Property Registrations have been made. Neither the Company nor its Subsidiaries has claimed any status in the application for or registration of any Intellectual Property Registrations Rights, including “small business status,” that would not be applicable to Parent. Neither Company nor its Subsidiaries has knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any Patent Intellectual Property Registration that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Intellectual Property Registration.

(k) The Company or its Subsidiaries owns, and has good and exclusive title to, all Intellectual Property owned by Company and its Subsidiaries free and clear of any Lien (other than the Intellectual Property Contracts listed in the Company Disclosure Letter and other licenses or agreements not required to be so listed).

(l) The Company and its Subsidiaries has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of the Company or its Subsidiaries. Except as set forth in the Company Disclosure Letter, no open source software or so-called “free software” software, including any version of any software licensed pursuant to the GNU General Public License, is, in whole or in part, embodied or incorporated into any product of Company or its Subsidiaries.

(m) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property owned by the Company or its Subsidiaries.

(n) The Company has secured any export licenses that are necessary or appropriate for the distribution of the Company or its Subsidiaries’ products outside the United States.

2.8 Compliance; Permits.

(a) Compliance. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for conflicts, violations and defaults that would not have a Material Adverse Effect on Company. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries, as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened in writing. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.9 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material. There is no pending or effective judgment, decree or order against the Company, any Subsidiary or any of the Company’s officers or directors (in their capacities as such). There is no litigation that the Company or any Subsidiary has pending against other parties.

2.10 Employee Benefit Plans.

(a) Documents. Section 2.10(a) of the Company Disclosure Letter sets forth a list of the following: (i) the Company Benefit Plans (as defined in 2.10(b) below); (ii) all severance and employment agreements of the Company with directors or executive officers; (iii) all material severance programs and policies of each of the Company and its Subsidiaries; (iv) all plans or agreements of the Company and its Subsidiaries relating to any of its current or former employees, consultants or directors (each, an “Employee”) pursuant to which benefits would vest or an amount would become payable or the terms of which would otherwise be altered, in any case, by virtue of the transactions contemplated hereby, (iv) each document embodying each Retirement Plan of the Company (a “Company Retirement Plan”); (iv) the Company Purchase Plan; and (v) each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any Person (whether payable in cash, shares or otherwise) (to the extent not issued pursuant to any of the foregoing plans) or other plan or Contract of any nature with any Person (whether or not an Employee) pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of the Company or right to payment based on the value of Company capital stock has been granted or otherwise issued, but, in any case excluding the Company Purchase Plan (such plans, collectively, “Stock Option Plans” and the Company Purchase Plan and the Stock Option Plans of the Company collectively, “Company Stock Option Plans”). The Company has delivered or made available to Parent for review the documents representing each of the items listed on Section 2.10(a) of the Company Disclosure Letter and any related tax returns, governmental correspondence, contracts or agreements, insurance policies, discrimination testing, prospectuses, determination, opinion or advisory letters from the Internal Revenue Service and summary plan descriptions.

(b) Compliance. With respect to each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other plan, arrangement or understanding providing benefits to any Employee, employment agreement, consulting agreement or severance agreement with any current or former officer or director of the Company or its Subsidiaries, or any material employment agreement, consulting agreement or severance agreement for any current Employee (collectively, “Benefit Plans”) of the Company or any of its Subsidiaries (“Company Benefit Plans”), no material event has occurred and, to the knowledge of the Company, there exists no material condition or set of circumstances, in connection with which the Company or any of its Subsidiaries would be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or any other applicable Legal Requirement, except as has not or would not reasonably be expected to have a Material Adverse Effect on the Company.

(i) Each Company Benefit Plan has been administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements and the terms of all applicable collective bargaining agreements, except, in each case, as has not or would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company, any Company Retirement Plan intended to be qualified under Section 401(a) and its related trust under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter) as to its qualified status under the Code or is entitled to rely on an opinion letter issued to the sponsor of the prototype document upon which such Company Retirement Plan is based pursuant to applicable guidance, or has remaining a period of time to apply for such determination or opinion letter. For purposes of this Agreement, “Retirement Plan” shall mean a material arrangement for the provision of Retirement Benefit Rights to Employees (and, if applicable, beneficiaries thereof). For purposes of this Agreement, “Retirement Benefit Rights” shall mean, with respect to an entity, any pension, lump sum, gratuity, or a like benefit provided or generally intended to be provided on retirement or on death in respect of an Employee’s relationship as a service provider to an entity or its Subsidiaries. Material post retirement health benefits and any other self-insured health benefit arrangements are deemed to be “Retirement Benefit Rights.” Material deferred compensation payments required to be made to an Employee in respect of the termination of employment are also deemed to be “Retirement Benefit Rights.”

(ii) To the knowledge of the Company, no material oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan has been made to an Employee of the Company or any of its Subsidiaries by an authorized Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iii) There are no material unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

(iv) There are no (i) Retirement Plans subject to Title IV of Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) Company Retirement Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset; (iii) Company Benefit Plan that is subject to the laws of a country other than the United States of America or that covers employees whose services are performed primarily outside of the United States of America; (iv) self-insured Company Benefit Plans and (v) Company Benefit Plans or agreements between the Company and any Employee that do not comply with Section 409A of the Code.

(v) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations. For purposes of this Section, a “Foreign Plan” means any plan, program, policy, practice, agreement or other arrangement mandated by a government other than the United States, any Company Benefit Plan maintained or contributed to by the Company or any Subsidiary that is not subject to United States law, and any Company Benefit Plan that covers or has covered employees of the Company or any Subsidiary whose services are performed primarily outside of the United States.

(c) Multiple Employer and Multiemployer Plans. At no time has the Company or any other person or entity under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Controlled Group Affiliate”) with the Company participated in and/or been obligated to contribute to any Company Benefit Plan in which any persons which are not or were not at the relevant time, Controlled Group Affiliates of the Company and/or their Employees, have participated. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d) Continuation Coverage. No Company Benefit Plan provides health benefits (whether or not insured) or other welfare benefits, with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee), other than individual arrangements the amounts of which are not material.

(e) Effect of Transaction. Except for the acceleration of then unvested Company Options and the lapsing of repurchase rights or forfeiture provisions applicable to any Company Restricted Stock, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or otherwise that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(f) Labor. The Company is not a party to any collective bargaining agreement and no collective bargaining agreement is being negotiated or renegotiated in any material respect by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no material labor dispute, strike or work stoppage against Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may materially interfere with the business activities of the Company. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of its Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the business of the Company or its Subsidiaries, and there is no material charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened in writing.

(g) To the knowledge of the Company, the Company and all Company Affiliates: (i) are in substantial compliance with all applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice), except where any failure to act in accordance with any of the foregoing has not had, and could not reasonably be expected to have, a Company Material Adverse Effect; (v) have no independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer within the past two years. To the best knowledge of the Company, there are no pending, or to the knowledge of the Company, threatened, or reasonably anticipated claims or actions against the Company or any Company Affiliate under any workers’ compensation policy or long-term disability policy.

2.11 Environmental Matters.

(a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. (i) Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date or in a manner which has caused or could be reasonably expected to cause an adverse health effect to any person; and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or in a manner which has caused or could be reasonably expected to cause an adverse health effect to any person.

(c) Liabilities. The Company is not aware of any fact or circumstance which could reasonably be expected to result in any material environmental liability to the Company.

2.12 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Contract containing any covenant limiting the right of the Company or its Subsidiaries to engage in any material line of business, make use of any material Intellectual Property or compete with any Person in any material line of business;

(iii) any Contract that provides for the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets or equity interests, not in the ordinary course of business;

(iv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on the Company; and

(v) any Contract related to severance arrangements or payments or accelerated vesting upon or in connection with a change in control.

(b) Schedule. Section 2.12(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound as of the date hereof, other than those Company Material Contracts which have been filed with the Company SEC Reports.

(c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract.

2.13 Fairness Opinion. The Company’s Board of Directors has received an opinion from Aquilo Partners, Inc., dated as of August 31, 2006, to the effect that, as of such date, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company will furnish an accurate and complete copy of the written confirmation of such opinion to Parent as soon as it is available.

2.14 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the definitive proxy statement to be filed by the Company with the SEC (the “Proxy Statement”), will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

2.15 Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of Delaware Law, and any other similar Legal Requirement, will not apply to Parent or Merger Sub due to the execution, delivery or performance of this Agreement and the transactions contemplated hereby.

2.16 Financial Advisor. Except for the amounts payable to Aquilo Partners, Inc. under the agreement dated January 5, 2006 by and between the Company and Aquilo Partners, Inc., no broker, finder, financial advisor or investment bank is entitled to any fee or commission in connection with any of the transactions contemplated by this Agreement. The Company has furnished to Parent complete copies of all agreements with Aquilo Partners, Inc.

2.17 Rights Plan. Neither this Agreement nor any of the transactions contemplated by this Agreement will, directly or indirectly, result in a Triggering Event as defined in the Company’s Preferred Shares Rights Agreement dated May 29, 1998.

2.18 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

2.19 Title to Property. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which the Company or any of its Subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or Subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of the Company and its Subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

2.20 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its Subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.21 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) approved and declared advisable this Agreement and has approved the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

2.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

2.23 No Negotiations. Neither the Company nor any of its officers or directors has participated in any negotiations with any 5% stockholder (or an affiliate thereof) of the Company regarding a merger, reorganization, asset sale, recapitalization or similar transaction regarding the Company within 90 days of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Parent and the Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so incorporated, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Authority; Non-Contravention; Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. Parent, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or any of their respective properties, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any Parent Material Contract except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect on Parent and Merger Sub. As used in this Agreement, “Parent Material Contract” shall mean any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on Parent or Merger Sub.

(c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and antitrust and trade competition laws (including the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, the “HSR Act”), and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not reasonably be expected have a Material Adverse Effect on Parent and Merger Sub.

3.3 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of Company, the time of the Company Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

3.4 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or Merger Sub.

3.5 Adequate Financial Resources. Parent has, and at all times will have, adequate financial resources to pay the Merger Consideration and to comply with all of its obligations contemplated hereby.

3.6 Brokers’ and Finders’ Fees. Except as provided for in Section 7.2, neither Parent nor Merger Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.7 Material Adverse Effect. Neither Parent nor Merger Sub has any knowledge of any Company Material Adverse Effect.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company, and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement, as set provided in the Company Disclosure Letter, or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, carry on its business, in all material respects, in the ordinary course and in a manner consistent with past practices, and use commercially reasonable efforts to (i) preserve intact its and each of its Subsidiaries’ present business organization, (ii) keep available the services of its present executive officers and its and each of its Subsidiaries’ key Employees, and (iii) preserve its and each of its Subsidiaries’ relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings; provided, however, that (1) the Company shall not be required to take any action pursuant to this Section 4.1 that would cause any representation or warranty of the Company set forth in this Agreement to be or become inaccurate, and (2) no failure by the Company to take any action otherwise required by this Section 4.1 shall be deemed to constitute a breach of, or inaccuracy in, any of the representations and warranties of the Company set forth in this Agreement if and to the extent that Parent shall consent to such failure in writing pursuant to this Section 4.1.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in the Company Disclosure Letter, without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit its Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than a cash dividend by a wholly owned Subsidiary of it that remains a wholly owned Subsidiary of it after consummation of such transaction, in the ordinary course of business;

(ii) Amend the terms of, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except (A) repurchases of unvested shares at cost in connection with the termination of the employment, advisory or consulting relationship with any Employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business after the date hereof and (B) if consented to in writing by Parent, repurchases pursuant to publicly announced repurchase programs as of the date hereof;

(iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms; (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof; or (C) issuances of Company Common Stock upon the exercise of other options, warrants or other rights of Company outstanding on the date hereof in accordance with their present terms;

(iv) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents;

(v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets, other than in the ordinary course of business but in no case more than $50,000 in the aggregate for the Company and its Subsidiaries;

(vi) Enter into any joint ventures, strategic partnerships or alliances that are material to the Company;

(vii) Sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets (except for (i) sales of assets or inventory or non-exclusive license of intellectual property in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) pledges of assets pursuant to existing agreements), or take any action that would reasonably be expect to result in any damage to, destruction or loss of any material of the Company or its Subsidiaries (whether or not covered by insurance);

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a Subsidiary of it to or in it or any Subsidiary of it, or (B) employee loans or advances made in the ordinary course of business;

(ix) Except as required by GAAP or the federal securities laws after the date hereof, make any change in its methods, policies, procedures or principles of accounting since the date of the Company Balance Sheet;

(x) Undertake any revaluation of any of the Company’s or its Subsidiaries’ assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in ordinary course of business and consistent with past practice;

(xi) Make or change any material Tax election adverse to the Company or its Subsidiaries;

(xii) Settle or compromise any claim (including any Tax claim), action or proceeding involving money damages in excess of $50,000 in any one case, except (A) in the ordinary course of business, and (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

(xiii) Except as required by Legal Requirements or Contracts currently binding on Company or its Subsidiaries, (A) increase the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee, executive officer or director of the Company, (B) make any increase in or commitment to increase any Company Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (C) enter into, terminate, or amend any employment, severance, termination or indemnification agreement with any Employee, (D) make any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not materially in accordance with the existing written terms and provision of such Company Benefit Plan, (E) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, or employees, except, in each case, as may be required by applicable Legal Requirements; or (F) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Employee);

(xiv) Except as contemplated by this Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Company Stock Option Plan or authorize cash payments in exchange for any options or restricted stock granted under any of such plans;

(xv) Subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete on any of their respective businesses following the Closing;

(xvi) Grant any exclusive rights with respect to any material Intellectual Property of the Company;

(xvii) Enter into, modify or amend in a manner adverse in any material respect to such party, or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder, in a manner adverse in any material respect to Company, other than any modification, amendment or termination of any such Company Material Contract in the ordinary course of business;

(xviii) Waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(xix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee or endorse otherwise as an accommodation become responsible for any debt or obligation of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”) other than additional Indebtedness under existing debt facilities or like replacement debt facilities in excess of Indebtedness of the Company outstanding as of the date hereof, and in each case, only if specifically provided for in the Company Disclosure Letter or otherwise consented to in writing by the Parent;

(xx) Except as permitted under Section 5.3, engage in any action, enter into any agreement, arrangement or transaction, or permit any of the foregoing that has or could reasonably be expected to have, an anti-takeover effect, or that otherwise would limit, delay or otherwise adversely affect, the ability of Parent to consummate the Merger, or any of the other transactions contemplated by this Agreement; or

(xxi) Agree in writing or otherwise to take any of the actions described in clauses (i) through (xix) above, or any action which could reasonably be expected to make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, the Proxy Statement relating to the Company Stockholder Approval. Parent shall provide promptly to the Company such information concerning Parent and Merger Sub as, in the reasonable judgment of the Company, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. As promptly as reasonably practicable following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will use all reasonably commercial efforts to respond and resolve any SEC comments to the Proxy Statement as promptly as practicable. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all changes reasonably proposed by Parent. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any such other filing. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall in good faith consider including in such response all changes reasonably proposed by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all changes reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other Governmental Entity, and/or mailing to the stockholders of the Company, such amendment or supplement.

(b) The information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by Parent, Parent shall promptly inform the Company thereof and the Company shall amend or supplement the Proxy Statement in accordance with the provisions of Section 5.1(a) above.

(c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time, the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by the Company, the Company shall promptly inform Parent and amend or supplement the Proxy Statement in accordance with the provisions of Section 5.1(a) above.

5.2 Meeting of Company Stockholders. Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with Delaware Law, the Company Charter Documents, and applicable stock exchange requirements to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement.

Nothing contained in this Section 5.2 shall prevent Company from adjourning or postponing the Company Meeting, as the case may be, if there are insufficient shares of Company Common Stock, as the case may be, necessary to conduct business at the Company Meeting.

5.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any information in connection with an Alternative Proposal to, any Person that has made or, to the knowledge of the Company, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any Person that has made or, to the knowledge of the Company, is considering making an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal.

(b) Unsolicited Acquisition Proposals. Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives an Alternative Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith, after consultation with Aquilo Partners, Inc., could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal, if, and only if, prior to so furnishing such information or engaging in such discussions or negotiations, the Company fulfills each of the following conditions: (1) such Alternative Proposal is not attributable to a breach of this section by the Company, (2) the Company promptly (within 24 hours) gives Parent written notice of the existence of such Alternative Proposal, all of the material terms of the Alternative Proposal (including the identity of the person making the Alternative Proposal, cand the Company’s intent to either provide information or enter into discussions as the case may be), (3) the Company promptly (within 24 hours) gives Parent written notice of any amendment to the material terms of such Alternative Proposal, and (4) the Company receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality, to the terms of the Confidentiality Agreement.

(c) Change of Recommendation.

(i) In response to the receipt of a Superior Proposal that has not been withdrawn, the Board of Directors of the Company may, at any time prior to Stockholder Approval, withdraw, modify or qualify its recommendation to the stockholders of the Company to approve and adopt this Agreement (a “Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to breach the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; provided, however, that prior to withdrawing, modifying or qualifying its recommendation, the Board of Directors shall give Parent three (3) business days’ notice of its intent to do so and, concurrent with a Change of Recommendation, terminate this Agreement pursuant to Section 7.1(d)(ii).

(ii) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation to the extent that the Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would breach the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(iii) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(d) Alternative Proposal. As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition outside the ordinary course of business by any Person of a material portion of the assets of the Company, or (iii) the acquisition by any Person of 25% or more of the outstanding shares of Company Common Stock.

(e) Superior Proposal. As used in this Agreement “Superior Proposal” shall mean an unsolicited Alternative Proposal made by any Person on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company’s Board of Directors considers to be appropriate (including the timing and likelihood of consummation of such proposal and the transaction fees associated with such Alternative Proposal), are more favorable to the Company and its stockholders from a financial perspective than the Merger, and in each case (i) is not subject to any financing contingencies, and if financing is required, such financing is then fully and unconditionally committed to the party making the Alternative Proposal and (ii) there is no condition to closing such transaction relating to the performance or completion of due diligence.

5.4 Confidentiality; Access to Information.

(a) Confidentiality. Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of May 17, 2006, between the Company and Parent (the “Confidentiality Agreement”).

(b) Access to Information. The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the termination of this Agreement, to the properties, contracts, commitments, books and records of the Company and its Subsidiaries and any report, schedule or other document filed or received by the Company and its Subsidiaries pursuant to the requirements of applicable Legal Requirements. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Legal Requirement; provided, further that nothing in the preceding sentence shall relieve the Company from using all reasonably commercial efforts to provide the Parent with access to summaries or portions of such information which otherwise would not be in violation of such agreements, privileges, or applicable Legal Requirements. If, in the course of any investigation pursuant to this Section 5.4(b), Parent discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon the Closing would constitute a breach, Parent covenants that it will promptly so inform the Company.

5.5 Public Disclosure. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment without prior consent of the other party, which shall not be unreasonably withheld or delayed, except as may upon the advice of counsel be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange or The Nasdaq Stock Market. Parent and the Company agree to issue a joint press release announcing this Agreement.

5.6 Best Efforts; Regulatory Matters.

(a) Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations and approvals, including obtaining Necessary Consents and the consents and approvals contemplated under Section 3.2(c), from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Exchange of Information. Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than 15 days after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use their respective best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use their respective best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Legal Requirement that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it receives the other party’s approval in advance (which shall not be unreasonably withheld) and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) Notification. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) Regulatory Law. For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Legal Requirements, including without limitation any antitrust, competition or trade regulation Legal Requirements, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

5.7 Third-Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8 Indemnification.

(a) Indemnity. Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of the Company or its Subsidiaries as provided in the Company Charter Documents or Subsidiary Charter Documents or in the agreements listed on Schedule 5.8 shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions in the Company Charter Documents and Subsidiary Charter Documents in effect immediately prior to the Effective Time or in the agreements listed on Schedule 5.8, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.8.

(b) Insurance. For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries for the benefit of those persons who are covered by such policies with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 150% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount, and provided further that if certain elements of coverage of such directors’ and officers’ liability insurance are not being made available by national directors and officers insurance carriers after the Effective Time, the Parent (or any of its affiliates) will be required to provide such coverage. Parent may substitute therfor run-off or tail policy or endorsement policies with a reputable insurance company covering on substantially the same terms and conditions claims arising out of acts conduct occurring or prior to the Effective Time asserted with the six (6) year period after the Effective Time. The Company may elect to purchase its own run-off or tail policy or endorsement policy prior to the Effective Time and Parent shall maintain such policy and pay any deductibles payable thereon.

(c) Non-Exclusive Remedy; Third-Party Beneficiaries. The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter Documents or Subsidiary Charter Documents or the Surviving Corporation, any other indemnification arrangement, Delaware Law or otherwise. The provisions of this Section 5.8 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(d) Survival. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

5.9 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger.

5.10 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

5.11 Employee Matters.

(a) Company Purchase Plan. Prior to the Effective Time, the Company Purchase Plan shall be terminated. The rights of participants in the Company Purchase Plan with respect to any offering period then underway under such Company Purchase Plan shall be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company Purchase Plan. Outstanding rights to purchase Company Common Stock will be exercised in accordance with the Company Purchase Plan, and each share of Company Common Stock purchased pursuant to such exercise will by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive Merger Consideration, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 5.11(a).

(b) 401(k) Plan. To the extent requested in writing by Parent no later than five (5) business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plan”). If Parent provides such notice to the Company in accordance with the immediately preceding sentence, Parent shall receive from the Company prior to the Effective Time evidence that the Company’s Board of Directors has adopted resolutions to terminate the 401(k) Plan, effective no later than the date immediately preceding the Closing Date.

(c) Certain Employee Benefits. Parent shall use reasonable efforts to provide to the employees of the Company and its Subsidiaries benefit plans, programs and arrangements that are substantially comparable, in the aggregate to the benefit plans, programs and arrangements of the Company and its Subsidiaries in existence immediately prior to the Closing Date, including without limitation any vacation, sick, personal time off, severance, medical, dental retention plans or programs. Employees of the Company and its Subsidiaries will be granted service credit for all service with the Company and/or its Subsidiaries (except to the extent that such service credit will result in a duplication of benefits) under each employee benefit plan, program or arrangement of Parent, including without limitation any vacation, sick, personal time off, severance, retention plans or programs (but excluding any equity compensation plans), in which such employees are eligible to participate for purposes of eligibility and vesting. If employees become eligible to participate in a medical, dental or vision plan of Parent or its Affiliates, Parent shall use reasonable efforts to cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or vision plans maintained or contributed to by the Company and (ii) credit any deductible or out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation. Parent shall assume all obligations under the Company’s 2006 Management Incentive Plan, shall pay not less than two-thirds of the Bonus Pool amount of $267,000, provided that the Company meets or exceeds 95% of the revenue target under such plan.

5.12 Expenses. If the Merger is consummated, Parent shall pay the fees and expenses set forth on Schedule 5.12 of the Company Disclosure Letter. The parties acknowledge that the legal fees and expenses set forth on Schedule 5.12 only represent a good faith estimate as of the date hereof, and the Company shall supplement or update Schedule 5.12 to reflect any changes to such legal fees actually incurred at normal hourly rates and expenses immediately prior to the consummation of the Merger. If the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that:

(a) the Company and Parent shall each pay half of all fees and expenses, other than attorneys’ and accountants’ fees and expenses incurred in relation to the printing and filing (with the SEC) of the Proxy Statement (including any preliminary materials related thereto), unless the Merger is not consummated due to a failure of a condition set forth in Section 6.3, due to a Change of Recommendation, or due to a material breach of this Agreement by the Company, in which case such fees and expenses shall be paid by the Company, or unless the Merger is not consummated due to a failure of a condition set forth in Section 6.2 or due to a material breach of this Agreement by Parent, in which case such fees and expenses shall be paid by Parent.

(b) the Company and Parent shall each pay half of the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a), unless the Merger is not consummated due to a failure of a condition set forth in Section 6.3, due to a Change of Recommendation, or due to a material breach of this Agreement by the Company, in which case such fees and expenses shall be paid by the Company, or unless the Merger is not consummated due to a failure of a condition set forth in Section 6.2 or due to a material breach of this Agreement by Parent, in which case such fees and expenses shall be paid by Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under Delaware Law, by the stockholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals identified in Section 6.1(c) of the Company Disclosure Letter required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained (together with expiration or early termination of the waiting period under the HSR Act, the “Required Regulatory Approvals”).

6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent on the Closing Date (it being understood that any materiality and Material Adverse Effect qualifications with respect to such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an executive officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company on the Closing Date (it being understood that any materiality and Material Adverse Effect qualifications with respect to such representations and warranties shall be disregarded); provided, however, that the Representations and Warranties set forth in Section 2.2, as qualified by Section 2.2 of the Company Disclosure Letter, shall be true and correct in all respects except for immaterial errors due solely to inadvertent clerical error. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(c) Certificate. Parent shall have received a certificate in the form agreed to between the parties as of the date hereof (or as subsequently amended) and signed on behalf of the Company by both the CEO and CFO of the Company.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if:

(i) the Effective Time shall not have occurred on or before January 15, 2007 (the “End Date”); provided, however, the Company cannot terminate this Agreement pursuant to this Section 7.1(b)(i) if it has not held the Company Meeting.

(ii) (A) any Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (B) any Governmental Entity of competent authority located in a jurisdiction where either Parent or the Company have substantial revenues or operations shall have issued an injunction, judgment or order or taken any other action prohibiting the consummation of the Merger and such injunction, judgment, order or other action is or shall have become final and nonappealable (a “Restraint”); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with its obligations under Section 5.6 (subject to the limitations contained therein); or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided in each case the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date.

(c) by Parent:

(i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.3; provided, however, that prior to any termination pursuant to this Section 7.1(c)(i), (A) Parent shall deliver written notice to the Company no fewer than 10 days prior to the date of termination stating Parent’s intention to terminate this Agreement pursuant to Section 7.1(c)(i) and the basis for such termination, and (B) if such breach, inaccuracy or failure to perform is cured by Company prior to the end of the 10-day cure period, the Parent shall not terminate this Agreement pursuant to this Section 7.1(c)(i); provided that the Company continues to use commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c)(i) if it shall have materially breached this Agreement);

(ii) if the Company’s Board of Directors engages (or resolves to engage) in a Change of Recommendation; or

(iii) if the Company Meeting is not called and held by the End Date.

(d) by the Company:

(i) if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become inaccurate, which breach, inaccuracy or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.2; provided, however, that prior to any termination pursuant to this Section 7.1(d)(i), (A) the Company shall deliver written notice to Parent no fewer than 10 days prior to the date of termination stating the Company’s intention to terminate this Agreement pursuant to Section 7.1(d)(i) and the basis for such termination, and (B) if such breach, inaccuracy or failure to perform is cured by Parent prior to the end of the 10-day cure period, then the Company shall not terminate this Agreement pursuant to this Section 7.1(d)(i) provided that Parent continues to use commercially reasonable efforts to cure such breach, inaccuracy or failure to perform (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(d)(i) if it shall have materially breached this Agreement); or

(ii) in connection with a Change of Recommendation.

Termination pursuant to this Section 7.1 shall be effected by giving written notice to that effect by the party seeking termination. In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.4(a) and the provisions of Sections 7.2 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

7.2 Fees and Expenses Upon Termination. If this Agreement is terminated:

(a) by either the Company or Parent in accordance with Section 7.1(b)(iii), then the Company shall pay to Parent a fee of $200,000 upon such termination;

(b) by Parent in accordance with Section 7.1(c)(ii) or by the Company in accordance with Section 7.1(d)(ii), then the Company shall pay to Parent a fee of $550,000 to Parent upon such termination;

(c) by Parent in accordance with Section 7.1(c)(i), and if and only if the Company’s breach, inaccuracy, or failure to perform was primarily attributable to its own act or omission (“Controlled Breach”), then the Company shall pay to Parent a fee of $300,000 to Parent upon such termination, provided, however, that a Controlled Breach shall be presumed to have occurred hereunder, unless the Company provides Parent during the applicable cure periods with documents conclusively supporting the absence of a Controlled Breach; or

(d) by Parent in accordance with 7.1(c)(iii), if any definitive agreement providing for a Qualifying Transaction shall have been entered into within twelve (12) months after the End Date, then the Company shall pay to Parent a fee of $550,000 upon the closing of such Qualifying Transaction. A “Qualifying Transaction” shall mean any Alternative Proposal assigning an enterprise value to the Company in excess of $18.3 million and that is not a proposal primarily for capital raising purposes.

In no event shall the Company be required to pay more than one fee pursuant to this Section 7.2 and after payment in full of any such fee, neither the Company nor Parent (including Merger Sub) shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub or their respective stockholders, provided that nothing herein shall release any party from liability for intentional breach or fraud.

7.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, provided, after approval of the Merger by the stockholders of the Company, no amendment shall be made which by law or in accordance with the rules of The Nasdaq Stock Market requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.4 Extension; Waiver. At any time prior to the Effective Time, either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Genetix Group plc

Queensway, New Militon, Hampshire

BH25 5NN, United Kingdom

Attention: Chief Executive Officer

Telephone No.: 44 (1425) 624600

Telecopy No.: 44 (1425) 624733

with copies to (which shall not constitute notice):

Greenberg Traurig, LLP

1900 University Avenue, 5th Floor

East Palo Alto, California 94303

Attention: Harold DeGraff, Esq.

Telephone No.: (650) 328-8500

Telecopy No.: (650) 328-8508

(b)	if to the Company, to:

Applied Imaging Corp.

120 Baytech Drive

San Jose, CA 95134

Attention: Chief Executive Officer

Telephone No.: (408) 719-6400

Telecopy No.: (408) 719-6401

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: David J. Saul, Esq.

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. The term “business day” means a day other than a Saturday, Sunday or other day in which banks located in New York, New York is required or authorized not to open for business.

(b) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with a Person, means any change, event, violation, inaccuracy, circumstance, occurrence, state of facts, development or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such Person taken as a whole with its Subsidiaries or (ii) materially impede the authority of such Person to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or is reasonably likely to be, a Material Adverse Effect on any Person: (A) any Effect resulting from the announcement or pendency of the Merger, (B) any Effect that results from changes affecting any of the industries in which such Person operates generally or the United States economy generally (which changes in each case do not disproportionately affect such Person in any material respect), (C) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such Person in any material respect), or (D) any Effect out of war, terrorist activities or the commencement of hostilities against any country, political subdivision or faction to the extent that such conditions do not have a materially disproportionate impact on the Company or its Subsidiaries relative to the industries in which the Company or its Subsidiaries conduct business.

(c) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended, whether express or implied, to confer upon any other Person any legal or equitable rights, benefits or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.8.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each party hereby waives any requirement to post a bond in connection with any such proceeding.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent may assign this Agreement to any affiliate of Parent solely in furtherance of its tax planning strategy upon prior written notice to the Company but without prior approval so long as Parent remains ultimately liable for any breach of its representations, warranties and covenants under this Agreement. Further, the Company expressly agrees to execute and deliver such instruments and do and perform such other acts and things as may be reasonable and desirable for effecting the assignment of this Agreement by Parent to an affiliate pursuant to the terms of this Section 8.10. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GENETIX GROUP PLC

By:	/s/ Mark Reid
Name:	Mark Reid
Title:	Chief Executive Officer

ALPINE MERGER CORPORATION

By:	/s/ Mark Reid
Name:	Mark Reid
Title:	President and Chief Executive Officer

APPLIED IMAGING CORP.

By:	/s/ Robin Stracey
Name:	Robin Stracey
Title:	Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****